UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: May 11, 2010

Trimble Navigation Limited
(Exact name of registrant as specified in its charter)

California	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)
935 Stewart Drive, Sunnyvale, California, 94085 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

On May 11, 2010, Trimble Navigation Limited (“Trimble”) issued a press release reporting that it had reached an agreement with the Internal Revenue Service (“IRS”) with respect to its audit of Trimble’s income tax returns for the years 2005, 2006 and 2007.  As part of the audit, the IRS examined the valuation and payment arrangement for the 2006 license of specified Trimble intellectual property rights to a foreign-based Trimble subsidiary. The consideration for this license was established based on the Company’s estimate of the ongoing royalties that would have been received in a similar license arrangement to an unrelated third-party licensee.  Pursuant to the resolution, Trimble agreed to accelerate the payments under the existing royalty arrangement leading to a one-time lump-sum payment.  The resolution of this and all matters related to this audit will result in a charge to Trimble’s second quarter 2010 Condensed Consolidated Statements of Income of approximately $33 million, due to a one-time payment to the IRS and state agencies offset by applicable reserves.  As a result, excluding this one-time charge, Trimble’s ongoing tax rate for 2010 and the foreseeable future beyond 2010 is expected to be 22 percent to 24 percent.  Trimble also revised its guidance for its financial results for its second quarter.  A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by this reference.

The information in this Current Report on Form 8-K, including the exhibit, is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (“Exchange Act”), or otherwise subject to the liabilities of that section.  The information in this Current Report on Form 8-K shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated May 11, 2010 relating to Trimble’s IRS audit resolution and updated guidance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED a California corporation

Dated: May 11, 2010	By:	/s/ Rajat Bahri
Rajat Bahri
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 11, 2010 relating to Trimble’s IRS audit resolution and updated guidance.